Execution Version

TRANSITION SERVICES AGREEMENT
dated as of April 17, 2020
by and among
PBF HOLDING COMPANY LLC,
TORRANCE REFINING COMPANY LLC,
MARTINEZ REFINING COMPANY LLC,
and
DELAWARE CITY REFINING COMPANY LLC,
as Providers
and
AIR PRODUCTS AND CHEMICALS, INC.
and
AIR PRODUCTS WEST COAST HYDROGEN LLC,
as Recipients

TABLE OF CONTENTS

1.	INTERIM SUPPLY AND TRANSITION SERVICES AND FEES		3
	1.1	Supply obligations and Transition Services	3
	1.2	Fees	6

2.	TERM AND TERMINATION		8
	2.1	Term	8
	2.2	Extension	8
	2.3	Termination	8

3.	LIMITATION ON LIABILITY; INDEMNIFICATION		9
	3.1	Disclaimer of Warranty with Respect to Transition Services; Limitation of Liability	9
	3.2	Indemnification for Personal Injury and Property Damage	11
	3.3	Third Party Personal Injury and Property Damage	12
	3.4	Environmental Liability	12

4.	LIMITATIONS AND EXCLUSIONS		12
	4.1	Access to Information	12
	4.2	Limitation of Obligation to Provide Services	12
	4.3	No Professional Advice or Opinion	13
	4.4	No Additional Services	13

5.	ADDITIONAL AGREEMENTS		13
	5.1	Access	13
	5.2	Cooperation	13
	5.3	[RESERVED]	13
	5.4	Permits	13
	5.5	Improvements	15
	5.6	Information Technology	15
	5.7	Employment Matters	15
	5.8	Supply Agreements	15

6.	CONFIDENTIALITY		15

7.	RESERVED		16

8.	NOTICES		16
	8.1	Notices	16

9.	GOVERNING LAW AND DISPUTE RESOLUTION		16
	9.1	Governing Law	16
	9.2	Dispute Resolution	16
	9.3	Jurisdiction	17
	9.4	Waiver of Jury Trial	17

10.	MISCELLANEOUS		17
	10.1	Supply of Services	17
	10.2	Binding Effect; Assignment; Change of Control	17
	10.3	Entire Agreement	18

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	10.4	Severability	18
	10.5	Headings	18
	10.6	Counterparts	18
	10.7	Further Assurances	18
	10.8	Force Majeure	18
	10.9	Independent Contractor; No Agency	19
	10.10	Survival	19
	10.11	No Ownership Interest	19
	10.12	Tax Reporting	19

11.	DEFINITIONS		19
	11.1	Specific Definitions	19

EXHIBIT A - SMR FACILITIES, BASE FACILITY CHARGES AND TRANSITION SERVICES FEES
EXHIBIT B - PBF TRANSITION MANAGERS
EXHIBIT C - AP TRANSITION MANAGERS
SCHEDULE 1.1.1 - UTILITIES
SCHEDULE 1.1.6 - STIPULATED PROJECTS
SCHEDULE 5.7 - EMPLOYMENT MATTERS

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TRANSITION SERVICES AGREEMENT
This TRANSITION SERVICES AGREEMENT (this “Agreement”), is made and entered into as of the 17th day of April, 2020 (the “Effective Date”), by and among PBF Holding Company LLC, a limited liability company organized and existing under the laws of Delaware (“PBF”), and Torrance Refining Company LLC, Martinez Refining Company LLC, and Delaware City Refining Company LLC, each a limited liability company organized and existing under the laws of Delaware (collectively with PBF, the “Providers” and each individually a “Provider”) and Air Products and Chemicals, Inc., a corporation organized and existing under the laws of Delaware and Air Products West Coast Hydrogen LLC, a Delaware limited liability company (each a “Recipient” and collectively, “AP”). Each of PBF and AP is referred to herein as a “Party,” and together as the “Parties.”
WHEREAS, the Parties have entered into that certain Asset and Purchase Agreement (as amended, modified or supplemented from time to time in accordance with its terms) (the “Purchase Agreement”) dated as of the 17th day of April, 2020, pursuant to which AP has acquired the Transferred Assets, including five (5) steam methane reformers (including the facilities and appurtenances solely related thereto, collectively, the “SMR Facilities”) located on the Easement Areas;
WHEREAS, the Purchase Agreement contemplates that the Parties or their Affiliates will enter into certain Supply Agreements pursuant to which AP will supply hydrogen, steam and carbon dioxide (collectively, the “Products”) produced by the SMR Facilities to the Providers after the closing of the transactions contemplated by the Purchase Agreement;
WHEREAS, the Purchase Agreement contemplates that PBF shall receive, pursuant to this Agreement and the Supply Agreements, the environmental credits or benefits generated or derived from the operations of the SMR Facilities inclusive of the Stipulated Projects (as hereinafter defined) (the “Environmental Credits”); and
WHEREAS, the Purchase Agreement further contemplates that Providers and Recipients will enter into this Agreement to facilitate the supply of the Products and the operation and maintenance of the SMR Facilities on a transitional basis, pending the completion of due diligence and testing on the SMR Facilities (including with respect to the expenditures needed for the SMR Facilities to operate reliability over the supply period) and commencement of service under the Supply Agreements, in accordance with the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1.	INTERIM SUPPLY AND TRANSITION SERVICES AND FEES

1.1	SUPPLY OBLIGATIONS AND TRANSITION SERVICES.

1.1.1
Upon the terms and subject to the conditions set forth in this Agreement, (i) Providers shall provide, or cause to be provided, to Recipient (x) all services necessary in order for the SMR Facilities to be operated and maintained in substantially the same manner in which the SMR Facilities were operated and maintained during the twelve (12) month period prior to the Effective Date (“Provider Past Practices”), inclusive of any maintenance activities that were planned by Providers (including turnarounds, overhauls, mechanical integrity inspections, and any other necessary planned activities required for the long-term operability and maintainability of the SMR Facilities) (y) unplanned maintenance activities and (z) reasonable assistance with respect to its due diligence and performance testing of the SMR Facilities (collectively, “Transition Services”); (ii) Providers shall provide at their sole cost and expense (x) all utilities and feed stocks required for the operation of the SMR Facilities (“Utilities”), including each of the Utilities specified on Schedule 1.1.1 and (y) use of any Excluded Assets that are related to or required for the operation and maintenance of the Transferred Assets, including equipment, pipes, structures and other facilities (“Shared Assets”), in each case, as necessary to operate and maintain the SMR Facilities, and AP shall have no obligation to pay for, or to reimburse Providers or any of their Affiliates for, such Utilities or Shared Assets; (iii) AP shall sell to the applicable Provider identified on Exhibit A all Products produced by the applicable SMR Facilities and provide the Environmental Credits (the “Supply Obligations”) and (iv) the applicable Provider shall purchase and take delivery of the applicable Products.

1.1.2
The Transition Services shall be performed: (i) in accordance with applicable Law; (ii) in accordance with Provider Past Practices as long as they were consistent with Prudent Industry Practice; and (iii) in all cases (except for Force Majeure), sufficient to meet AP’s Supply Obligations.

1.1.3
In no event shall Recipient be entitled to any increase in the level of service from Provider Past Practice, volume or scope of its use of any of the Transition Services, or any change in, or addition to, the location(s) where such Transition Services are provided or any other modification of the Transitions Services in order to meet AP’s Supply Obligations or Recipient’s obligations under the Supply Agreements (collectively, an “Additional Service Request”), without the prior written consent of PBF, which consent may not be unreasonably withheld. Any Additional Service Request shall be in writing, providing at least ninety (90) days’ advance notice and shall include reasonable details of the services affected or requested. To the extent that PBF agrees in writing to any Additional Service Request (including with respect to the estimated costs of accommodating such Additional Service Request to be determined upon the mutual agreement of the Parties), Recipient shall be responsible for any and all costs reasonably incurred by Providers as a result of Providers’ accommodating any Additional Service Request; provided, however, that Recipient shall not be responsible for any such costs in excess of the agreed estimated amounts unless otherwise agreed in writing. Requests for consent for any Additional Service Request shall be made in each instance to Providers’ TSA Managers (as defined below), and in such instances the formalities of notice specified in Section 8.1 shall be deemed waived with respect to each such request if Providers’ TSA Managers acknowledge in writing receipt of any such request.

1.1.4
On or prior to the last day of the Term, any Service Term Extension or such earlier date on which any Transition Services have been terminated, PBF will, as part of the Transition Services, and will cause the Providers to, transfer to Recipient all data generated through performance of the applicable Transition Services, including all records, data, files and other information received or computed in performance of the Transition Services during the Term or any Service Term Extension, as applicable, in electronic and/or hard copy form; provided, however, that PBF and the Providers shall not have any obligation to provide or cause to provide data in any format other than the format in which such data was originally generated. AP shall not be responsible for any third-party or other out-of-pocket costs and expenses incurred by PBF and the Providers in providing the records, data, files and other information contemplated by this Section 1.1.4.

1.1.5
Subject to Section 1.1.2, each Provider, in providing the Transition Services may, as it deems necessary or appropriate in its sole discretion (a) use the personnel of such Provider (it being understood that such personnel can perform the Transition Services on behalf of such Provider on a full- or part-time basis, as determined by such Provider) and (b) employ the services of third parties to the extent such third-party services are routinely utilized to provide similar services to other businesses of such Provider or are reasonably necessary for the efficient performance of any such

Transition Services. In performing the Transition Services, employees and representatives of a Provider shall be under the direction, control and supervision of such Provider (and not Recipient) and such Provider shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives (it being understood Recipient does not have any right hereunder to require that any Provider perform the Transition Services with specifically identified employees and that the assignment of employees to provide such Transition Services shall be determined in the sole discretion of the applicable Provider).

1.1.6
In performing the Transition Services, Providers shall at all times maintain the SMR Facilities in substantially the same condition as on the date hereof provided that it is agreed by Recipient that Provider shall execute the projects set forth on Schedule 1.1.6 (the “Stipulated Projects”) or, if this Agreement is no longer in effect, Recipient shall effect the Stipulated Projects pursuant to the terms of the applicable Supply Agreements subject to Recipient being compensated pursuant to the terms of the Supply Agreements for effecting such Stipulated Projects. Except for the Stipulated Projects or in connection with any emergency services, or any written agreement of the Parties providing otherwise, Providers shall not remove, replace or modify the SMR Facilities (or any portion thereof), or alter the present design, layout, equipment, or operations of the SMR Facilities without AP’s prior written consent, which may be withheld or granted in AP’s sole discretion. Upon the expiration of the Term or the earlier termination of this Agreement or the Transition Services with respect to any SMR Facility, Provider shall deliver over to AP each applicable SMR Facility in substantially the same condition as on the date hereof (but not including with respect to the Stipulated Projects (whether complete or in process) or any other modifications permitted under this Agreement either with or without AP’s consent), subject to normal wear and tear incurred in the ordinary course of business), including with respect to inventory and spare parts.

1.1.7
As part of the Transition Services, Providers will provide emergency response assistance in the event of an emergency on the Easements or SMR Facilities (“Emergency Response Services”). In responding to an emergency on the Easements or SMR Facilities, Providers will provide the appropriate equipment and personnel to be exclusively manned and operated by Providers’ personnel. Upon mutual agreement between Recipient and Providers, Recipient’s SMR Facilities will be incorporated into Providers’ existing emergency notification systems. Provider shall immediately notify the Recipient TSA Manager of any incidents that require Emergency Response Services. In the event the Recipient TSA Manager cannot be reached Provider shall contact the Air Products Security Operations Center at 610 -481-7711. Provider shall report all environmental incidents affecting the Transferred Assets, OSHA recordable injuries and lost-time-injures to the Recipient TSA Manager within 24 hours of determination that an incident is reportable and Provider shall provide Recipient with the related incident investigation reports if investigations and reports are required according to Providers standards and procedures within 30 days of completion of the investigation.

1.1.8
In performing the Transition Services, Providers shall keep the SMR Facilities free and clear of any and all Liens (other than Permitted Liens) and shall not operate, maintain or otherwise use the SMR Facilities for any purpose other than the production of Products.

1.1.9
Except as otherwise provided in this Agreement, the Purchase Agreement, the Supply Agreements or the Easement Agreements, Recipient shall have the exclusive right, power and authority to make all decisions in respect of any proposed investment in or disposition of the SMR Facilities.

1.2	FEES.

1.2.1
In consideration for Transition Services, Recipient shall pay to the applicable Provider the monthly fees set forth on Exhibit A (as adjusted pursuant to the terms of this Agreement, the “Transition Services Fees”). Except as set forth in Section 1.2.2, the amount of the Transition Service Fee is not subject to increase or adjustment for any reason. Recipient shall pay a pro rata share of the Transition Service Fee for any partial month during the Term.

1.2.2
One-Hundred Percent (100%) of the Transition Service Fee shall be adjusted quarterly following the Effective Date in direct proportion to positive changes in the Employment Cost Index for Total Compensation, Private Industry Workers, Manufacturing, Not Seasonally Adjusted, released quarterly by the U.S. Bureau of Labor Statistics, as published by the Bureau of Labor Statistics (the “Index”), utilizing a base Index number for the most recent quarterly period available at the Effective Date, and the Index number for the most recent quarterly period available at the time of adjustment. If the Index ceases to be available as presently constituted, the Parties shall substitute a suitable and reasonably comparable index.

1.2.3
In consideration for providing Products in connection with its Supply Obligation, each Provider shall pay to Recipient the monthly amount set forth on Exhibit A (as adjusted pursuant to the terms of this Agreement, the “Base Facility Charge”), which shall be due and payable irrespective of the quantity of Products actually supplied to or taken by any Provider during any particular month to which such charge relates. Each Provider shall pay a pro rata share of the Base Facility Charge for any partial month during the Term.

1.2.4
Thirty-three percent (33%) of the Base Facility Charge shall be adjusted quarterly following the Effective Date in direct proportion to positive changes in the Index, utilizing a base Index number for the Effective Date, utilizing a base Index number for the most recent quarterly period available at the Effective Date, and the Index number for the most recent quarterly period available at the time of adjustment. If the Index ceases to be available as presently constituted, the Parties shall substitute a suitable and reasonably comparable index.

1.2.5
On the first day of each calendar month, each Provider shall separately send the applicable Recipient an invoice for the Transition Services Fees payable for such month with respect to the applicable SMR Facilities specified on Exhibit A. Any invoice not paid within fifteen (15) days will accrue interest beginning on the day thereafter, and such interest will accrue until the date of payment at a rate that is equal to the lesser of the maximum rate allowable by applicable law and one percent (1%) over the published U.S. prime lending rate available on Bloomberg U.S. Price Rate Index. Any failure by PBF to issue an invoice by the first day of any month shall not constitute a waiver of PBF’s right to subsequently invoice and collect such amounts. The first invoices issued pursuant to this Section 1.2.5 shall include the prorated amounts for the first month of the Term.

1.2.6
On the first day of each calendar month, each Recipient shall separately send the applicable Provider an invoice for the Base Facility Charge payable for such month with respect to the applicable SMR Facilities specified on Exhibit A, and all other amounts payable by such Providers to AP for the immediately preceding month. Any invoice not paid within fifteen (15) days will accrue interest beginning on the day thereafter, and such interest will accrue until the date of payment at a rate that is equal to the lesser of the maximum rate allowable by applicable law and one percent (1%) over the published U.S. prime lending rate available on Bloomberg U.S. Price Rate Index. Any failure by AP to issue an invoice by the first day of any month shall not constitute a waiver of AP’s right to subsequently invoice and collect such amounts. PBF shall be jointly and severally liable with the applicable Provider for all obligations of such Provider hereunder, including payment of the Base Facility Charge. The first invoices issued pursuant to this Section 1.2.6 shall include the prorated amounts for the first month of the Term.

1.2.7
The Transition Service Fees set forth under Section 1.2.1 above are inclusive of all costs, and Recipient shall have no obligation to pay any other amounts to Providers under this Agreement in connection with the performance of the Transition Services. Without limiting the generality of the foregoing, Recipient shall have no obligation to reimburse any Provider for (i) any additional third-party or other out-of-pocket additional or increased costs and expenses incurred by any Provider in connection with providing the Transition Services (including any travel-related expenses), (ii) any hiring and retention costs whether or not in the ordinary course incurred by any Provider to hire and retain necessary employees to provide Transition Services, or (iii) any third party or out of pocket costs, fees or other expenses, any time charges billed by any Provider’s operations, engineering and IT functions, or any other costs, fees or expenses incurred by any Provider consistent with Provider Past Practice. Notwithstanding anything to the contrary in this Agreement, if a Transition Service is being provided by a Provider to Recipient hereunder through a third party as contemplated by Section 1.1.5 and such third party increases the costs of such service, then such increased costs (and any corresponding adjustments to taxes payable or to be withheld in connection with such Transition Service) shall be solely for the account of Providers and shall not be passed along to Recipient.

1.2.8
The Parties shall meet to review and confer with respect to the costs of each Provider providing Transition Services hereunder as of the date that is two months from the date hereof (and thereafter upon the written request of a Provider (which may not be given more than once in any 30-day period)). Recipient agrees to cooperate in good faith with the applicable Provider in order to assist such Provider in managing costs in connection with the transition of the Transition Services to Recipient. The Transition Service Fees shall not be subject to an adjustment pursuant to this Section 1.2.8 unless mutually agreed by the applicable Provider and Recipient.

1.2.9	It is agreed that the timely payment by PBF of all amounts due and owing to AP hereunder is an express condition to the continued performance by AP of its obligations hereunder.

1.2.10
The fees and payment obligations as stated herein do not include any Taxes, charges, or fees other than as stated in Section 1.2.1 or Section 1.2.3. If any Taxes, charges, or fees (including energy, excise, transportation, pollution or environmental, service, sales and use, property, ad valorem, business or gross receipts Taxes, or any new Tax with respect to carbon dioxide emissions in connection with the production, transportation or handling of Products delivered pursuant to this Agreement) are imposed on any SMR Facility, or imposed on or otherwise payable by AP or its Affiliates (x) with respect to the ownership, operation or maintenance of any SMR Facility (other than Income Taxes) or the use or consumption of Utilities (including electricity, natural gas and the other Utilities required to be provided by Providers or their Affiliates) or(y) that are measured by the production, manufacture, storage, sale, transportation, delivery, use, or consumption of Products sold pursuant to this Agreement, such Taxes, charges or fees shall be paid directly by PBF. If AP is required by applicable Law to directly pay such Taxes, charges or fees, AP shall provide an invoice to PBF setting forth each such Tax, charge or fee as a separate item, and PBF shall pay to AP the aggregate amount of any such Taxes, charges or fees shown thereon within five (5) Business Days following the receipt thereof.

1.2.11
AP agrees to use commercially reasonable efforts to cooperate with PBF for the purpose of minimizing all Taxes, charges or fees which, pursuant to Section 1.2.10, are to be paid directly or indirectly by PBF.

1.2.12	PBF shall pay and be responsible for any and all Change in Law Costs pertaining to the Transition Services.

1.2.13
Each Party acknowledges and agrees that it shall have no right under this Agreement to offset any amounts owed (or to become due and owing) to the other Party, whether under this Agreement, the Purchase Agreement or otherwise, against any other amount owed (or to become due and owing) to it by the other Party.

2.	TERM AND TERMINATION

2.1	TERM.
Unless terminated earlier in accordance with Section 2.3 below, or extended in accordance with Section 2.2 below, the term (the “Term”) of this Agreement shall commence on the Effective Date and shall continue until the earlier of (i) eighteen (18) months or (ii) with respect to the Transition Services for an SMR Facility or Recipient’s Supply Obligations for such SMR Facility, the date on which services under the applicable Supply Agreement have commenced. The date on which the Transition Services or Recipient’s Supply Obligations with respect to an SMR Facility are terminated hereunder shall be a “Termination Date”.

2.2	EXTENSION.
At any time from and after the date that is ninety (90) days after the Effective Date, AP may request that PBF consent to an extension of the Term for a particular Transition Service on terms substantially the same as pursuant to this Agreement (a “Service Term Extension”) by giving PBF written notice. PBF will respond to any such request for a Service Term Extension within fifteen (15) Business Days of receipt; provided, however, that PBF may not unreasonably withhold its consent to any such request for a Service Term Extension. In no event shall the Service Term Extension extend beyond the date that is eighteen (18) months after the Effective Date (the “Long-Stop Date”). Notwithstanding the foregoing, in the event that the Long-Stop Date occurs for an SMR Facility and Recipient has used its commercially reasonable efforts to obtain the applicable Permits but for reasons unrelated to its efforts to obtain such Permits, has not obtained the Permits required for Recipients to take over operations of such SMR Facility, the Parties agree to extend the Long-Stop Date until the earlier of (x) twelve months from the Long-Stop Date or (y) until such time as such Permits have been received.

2.3	TERMINATION.

2.3.1	This Agreement may be terminated as follows:

(i)	at any time, in whole or in part, by the mutual written consent of PBF and AP;

(ii)	automatically, with respect to the applicable SMR Facility, upon any Termination Date;

(iii)
by AP, with the approval of PBF, which approval may not be unreasonably withheld by PBF, with respect to any particular Transition Service, upon at least sixty (60) days’ prior written notice to PBF with respect to an IT Transition Service and at least thirty (30) days’ prior written notice for all other Transition Services, identifying the particular Transition Service to be terminated and the effective date of termination, which termination date must fall upon a month end unless PBF otherwise agrees. Notwithstanding anything herein to the contrary, no Transition Service may be terminated by AP pursuant to this Section 2.3.1 to the extent it would materially impact the ability of Recipient to fulfill its Supply Obligations; and

(iv)	by either Party, with respect to any SMR Facility, immediately upon notice to other Party in the event of a termination of the applicable Easement Agreement in accordance with its terms by such Party.

2.3.1.2
The termination of any particular Transition Service pursuant to Section 2.3.1 above shall not affect this Agreement with respect to the Transition Services not terminated pursuant to such clause and the Transition Services Fee shall be subject to a downward adjustment to be mutually agreed by the Parties acting reasonably.

2.3.2
Each Party acknowledges that the purpose of this Agreement is to provide the Transition Services on a transitional basis, so that Recipient can fulfill AP’s Supply Obligations until Recipient can perform the applicable Transition Services for itself through its own personnel. Accordingly, at all times from and after the Effective Date, Providers and Recipient shall use commercially reasonable efforts to render receipt of the Transition Services from Provider no longer necessary. Upon the completion of its testing and due diligence of each of the SMR Facilities as determined by AP in its sole reasonable discretion, Recipient agrees to provide to Providers a written exit plan with respect to the Transition Services (each, a “TSA Exit Plan”). Each TSA Exit Plan shall include, among other things, the following with respect to the Transition Services: (1) phases of implementation, (2) milestones, (3) desired Provider involvement, (4) Transition Service interdependency issues, (5) requested formats for Recipient’s current transactional data to be transferred by Provider, and (6) contingencies. The costs, fees and expenses of Providers to facilitate Recipient’s exit are included in the Transition Services Fees, and Recipient shall not be responsible for any additional costs, fees and expenses of Providers associated with the TSA Exit Plans except that AP shall be responsible for segregation costs regarding instrumentation and pay meters. Providers shall not be obligated to provide any services in connection with the TSA Exit Plans that (a) inconsistent with Provider Past Practices or (b) Providers cannot provide using their then-current ordinary course resources and capabilities, giving due consideration to other obligations.

3.	LIMITATION ON LIABILITY; INDEMNIFICATION

3.1	DISCLAIMER OF WARRANTY WITH RESPECT TO TRANSITION SERVICES; LIMITATION OF LIABILITY.

3.1.1
WITHOUT LIMITING PROVIDER’S OBLIGATION TO PROVIDE TRANSITION SERVICES IN ACCORDANCE WITH THE STANDARDS OF PERFORMANCE SET FORTH HEREIN, THE PARTIES ACKNOWLEDGE THAT EACH PROVIDER MAKES NO REPRESENTATIONS OR WARRANTIES (INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE) OR GUARANTEES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO ANY TRANSITION SERVICES PROVIDED HEREUNDER AND THAT THE TRANSITION SERVICES TO BE PROVIDED HEREUNDER ARE FURNISHED “AS-IS,” “WHERE-IS,” AND WITH ALL FAULTS.

3.1.2
NOTWITHSTANDING SECTION 1.1.9, RECIPIENT SHALL NOT MAKE ANY CHANGE IN THE OPERATING PARAMETERS AND SYSTEMS OF THE SOFTWARE, HARDWARE, INFORMATION OR APPLICATIONS USED TO OPERATE THE SMR FACILITIES AS PART OF PROVIDER PAST PRACTICES (“APPLICATION FOOTPRINT”) OF ANY SMR FACILITY UNTIL AFTER THE APPLICABLE TERMINATION DATE UNLESS THE APPLICABLE PROVIDER AGREES IN WRITING THAT SUCH CHANGE SHALL NOT RESULT IN A DELAY OF THE COMPLETION OF THE TRANSITION.

3.1.3
THE PARTIES ACKNOWLEDGE AND AGREE THAT, EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT OR AS SPECIFICALLY PROVIDED IN THE PURCHASE AGREEMENT, IN THE EVENT THAT ANY APPLICATION FOOTPRINT IS TRANSFERRED TO RECIPIENT PURSUANT TO THIS AGREEMENT, SUCH SOFTWARE, HARDWARE, INFORMATION OR APPLICATIONS WILL BE TRANSFERRED “AS-IS, WHERE-IS” AND PROVIDERS MAKE NO REPRESENTATION OR WARRANTY AS TO THE CONDITION OF SUCH SOFTWARE, HARDWARE, INFORMATION OR APPLICATION EXCEPT AS AND TO THE EXTENT SET FORTH IN THIS AGREEMENT OR THE PURCHASE AGREEMENT, NOR SHALL PROVIDERS HAVE ANY LIABILITY TO MAINTAIN SUCH APPLICATION FOOTPRINT FOLLOWING THE CLOSING EXCEPT AND TO THE EXTENT AS REQUIRED BY THIS AGREEMENT. FURTHERMORE, EXCEPT AS PROVIDED IN THIS AGREEMENT, PROVIDERS MAKE NO REPRESENTATION OR WARRANTY OF TITLE OR OF ANY RIGHT TO USE ANY SUCH SOFTWARE, HARDWARE OR APPLICATIONS, TO THE EXTENT THAT ANY OF THE FOREGOING CONTAIN THIRD PARTY OR OPEN SOURCE CODE.

3.1.4
Determination of the suitability of any Products furnished hereunder for the use contemplated by PBF is the sole responsibility of PBF, and AP will have no responsibility in connection therewith. PBF acknowledges that there are hazards associated with the use of the Products, that it understands such hazards, and that it is the responsibility of PBF to warn and protect its employees and others exposed to such hazards through PBF’s use of the products. PBF shall hold harmless, indemnify and defend AP and its Affiliates from and against any liability incurred by PBF or any of its Affiliates because such warnings were not made. PBF assumes all risk and liability for loss, damage, or injury to persons or to property of PBF or others arising out of the presence or use of the Products or from the failure to make such warnings.

3.1.5
AP MAKES NO REPRESENTATIONS OR WARRANTIES (INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE) OR GUARANTEES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO ANY PRODUCTS PROVIDED HEREUNDER. THE PRODUCTS TO BE PROVIDED HEREUNDER ARE FURNISHED “AS-IS,” “WHERE-IS,” AND WITH ALL FAULTS.

3.1.6
NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL, UNDER ANY CIRCUMSTANCES, BE LIABLE UNDER AND IN CONNECTION WITH THIS AGREEMENT, INCLUDING FOR FAILURE TO PROVIDE ANY SERVICE OR SUPPLY ANY PRODUCTS HEREUNDER, TO THE OTHER PARTY FOR ANY INCIDENTAL, SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, BUSINESS INTERRUPTION LOSSES, INDIRECT LOSS OF PROFITS, LOSS OF GOODWILL, DIMINUTION IN VALUE OR THIRD PARTY CLAIMS, WHETHER CAUSED BY BREACH OF THIS AGREEMENT OR OTHERWISE AND WHETHER ARISING IN CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE; PROVIDED THAT THE FOREGOING LIMITATION SHALL NOT LIMIT ANY PAYMENT OBLIGATIONS IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT; PROVIDED, FURTHER, THAT THIS SECTION 3.1.6 SHALL NOT BE CONSTRUED TO LIMIT ANY RIGHTS TO INDEMNIFICATION FOR ANY PUNITIVE, CONSEQUENTIAL, LOST PROFITS OR EXEMPLARY DAMAGES PAID BY ANY PARTY TO A THIRD PARTY IN RESPECT OF ANY CLAIM, DEMAND OR PROCEEDING ASSERTED OR INSTITUTED BY A PERSON OTHER THAN THE PARTIES TO THIS AGREEMENT OR THEIR AFFILIATES. PBF EXPRESSLY ACKNOWLEDGES AND AGREES THAT THE BASE FACILITY CHARGE DOES NOT CONSTITUTE LOST PROFIT OR INDIRECT DAMAGES FOR PURPOSES OF THIS CLAUSE.

3.1.7
Notwithstanding anything in this Agreement to the contrary, Providers shall have the right to limit any Transition Service in the event Providers determine after prior consultation with Recipient, in Providers’ reasonable discretion, that such Transition Services creates an unacceptable safety, liability or data security risk to Providers or any of their Affiliates, provided that if Providers do so limit the provision of such Transition Service, Recipient shall have no obligation to pay for any such Transition Service to the extent not rendered by Providers, and such limitation of Transition Services shall not affect PBF’s obligation to pay the Base Facility Charge. As of the Effective Date, PBF was not actually aware of any risk described in this Section 3.1.7 that would be reasonably expected to cause Providers to limit a Transition Service pursuant to this section.

3.1.8
All employees and contractors of Providers or any of their Affiliates shall be for all purposes, including compensation and employee benefits, employees or contractors of Providers or their Affiliates, as applicable, and not employees or contractors of Recipient or their Affiliates. Providers and their Affiliates shall be solely responsible for the payment of all salary and benefits and all income tax, social security taxes, unemployment compensation, tax, workers’ compensation tax, other employment taxes or withholdings and premiums and remittances with respect to employees and contractors of any Provider or its Affiliates used to provide Transition Services. Providers and their Affiliates shall be solely responsible for compliance with all legal and other obligations with respect to the employees and contractors used in connection with the provision of Transition Services, including employment, payroll and benefits matters.

3.2	INDEMNIFICATION FOR PERSONAL INJURY AND PROPERTY DAMAGE.

3.2.1
RECIPIENT AGREES TO INDEMNIFY, DEFEND AND HOLD PROVIDERS HARMLESS, FROM AND AGAINST ANY AND ALL LOSSES INCURRED BY PROVIDERS ARISING FROM ANY CLAIM FOR (1) BODILY INJURIES, INCLUDING FATAL INJURY OR DISEASE, TO RECIPIENT, RECIPIENT’S AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AND AGENTS AND ITS SUCCESSORS OR ASSIGNS (COLLECTIVELY, THE “RECIPIENT PARTIES”), AND (2) DAMAGE TO TANGIBLE REAL OR PERSONAL PROPERTY OF RECIPIENT PARTIES ARISING FROM OR IN CONNECTION WITH PERFORMANCE OF THIS AGREEMENT. THIS LIABILITY AND INDEMNITY SHALL APPLY IN FULL EVEN THOUGH THE CAUSE OF THE INJURIES (INCLUDING DEATH OR DISEASE), LOSS OR DAMAGE WAS THE NEGLIGENCE OF PROVIDERS OR PROVIDERS’ REPRESENTATIVES.

3.2.2
PROVIDERS AGREE TO INDEMNIFY, DEFEND AND HOLD RECIPIENT HARMLESS, FROM AND AGAINST ANY AND ALL LOSSES INCURRED BY RECIPIENT ARISING FROM ANY CLAIM FOR (1) BODILY INJURIES, INCLUDING FATAL INJURY OR DISEASE, TO PROVIDERS, PROVIDERS’ AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AND AGENTS AND ITS SUCCESSORS OR ASSIGNS (COLLECTIVELY, THE “PROVIDER PARTIES”), AND (2) DAMAGE TO TANGIBLE REAL OR PERSONAL PROPERTY OF PROVIDER PARTIES ARISING FROM OR IN CONNECTION WITH PERFORMANCE OF THIS AGREEMENT. THIS LIABILITY AND INDEMNITY SHALL APPLY IN FULL EVEN THOUGH THE CAUSE OF THE INJURIES (INCLUDING DEATH OR DISEASE), LOSS OR DAMAGE WAS THE NEGLIGENCE OF RECIPIENT OR RECIPIENT’S REPRESENTATIVES.

3.3	THIRD PARTY PERSONAL INJURY AND PROPERTY DAMAGE.
Providers and Recipient shall each contribute in proportion to the amount or percentage of fault attributed to each for any and all losses arising from any claim for (1) bodily injuries, including fatal injury or disease, to third party employees, and (2) damage to tangible real or personal property of a third party or third party employees arising from or in connection with performance of this Agreement. For purposes of this provision, members, subsidiaries and Affiliates of a Party shall not be deemed a third party.

3.4	ENVIRONMENTAL INDEMNITY.
Without limiting in any way any Provider’s obligations under any other provision of this Agreement, the Purchase Agreement or any other ancillary agreements entered into between any Provider and any Recipient pursuant to the Purchase Agreement, but without duplication, each Provider shall indemnify, defend and hold harmless Recipient, Recipient’s Affiliates and their respective officers, directors, shareholders, members, attorneys, accountants, employees, and agents and its successors or assigns (collectively, the “Recipient Indemnified Parties”) from and against any and all Environmental Claims arising or resulting from any Provider Party’s performance, or failure to perform, under this Agreement including, but are not limited to, losses incurred by the Recipient Indemnified Parties resulting from (w) any violations of law or any Permit by any Provider or any of Provider’s employees, agents, contractors or subcontracts (except as provided in Section 5.4.1 and Section 5.4.3), (x) a Release of Hazardous Substances at, to, under or from any real property owned, leased, or operated by Provider or Recipient, including the Easement Areas, (y) Providers’ handling, management, disposal of, transportation of, or arranging for disposal of any Hazardous Substances generated from the Transferred Assets (including any off-site shipment, treatment, transportation or disposal of such Hazardous Substances) or (z) a violation of the Cleanup and Abatement Orders not caused by a Recipient Indemnified Party.

4.	LIMITATIONS AND EXCLUSIONS

4.1	ACCESS TO INFORMATION.
Providers shall have no obligation to provide any Information to Recipient relating to systems or operations, including computer systems, of Providers, members of the PBF Group or their respective third party agents or contractors, except to the extent that disclosure of such Information is necessary, proper or advisable to provide the Transition Services hereunder or in connection with the TSA Exit Plans.

4.2	LIMITATION OF OBLIGATION TO PROVIDE SERVICES.
Providers shall not be required to perform any of their obligations under this Agreement to the extent such Provider reasonably believes that performing such obligation would violate any Law; provided that the foregoing shall not apply with respect to Providers’ payment obligations hereunder unless such performance of the payment obligation would result in a violation of any Law. Each of PBF and AP and any of their Affiliates providing or receiving the affected Transition Service shall cooperate in good faith to implement changes and/or modifications to any manner or method of providing such Transition Service that the Parties mutually agree are reasonably necessary to ensure that such Transition Service is performed in strict accordance with applicable Law. Any such changes and/or modifications shall be at Providers’ sole cost. Without limiting the foregoing, neither Party’s personnel, supervisors, agents or contractors shall be required to remain at a site if conditions at such site present a hazard to such person’s health or safety. Each Party shall comply, and shall cause its applicable Affiliates to comply, with all applicable state, federal and foreign copyright, privacy and data protection Laws that are or that may in the future be applicable to the provision of the Transition Services under this Agreement.

4.3	NO PROFESSIONAL ADVICE OR OPINIONS.
It is not the intent of any Provider to render, nor of any Recipient to receive from any Provider, professional advice or opinions, whether with regard to tax, legal, regulatory, compliance, treasury, finance, employment or other business and financial matters, technical advice, whether with regard to information technology or other matters, or the handling of or addressing environmental matters. Recipient shall not rely on, or construe, any Transition Service rendered by or on behalf of any Provider as such professional advice or opinions or technical advice; and Recipient shall seek all third-party professional advice and opinions or technical advice as they may desire or need independently of this Agreement.

4.4	NO ADDITIONAL SERVICES.
The Providers shall not be obligated to perform any service or function to support the Transferred Assets except as expressly set forth herein or in any Exhibit or ancillary agreement hereto.

5.	ADDITIONAL AGREEMENTS

5.1	ACCESS.
To the extent reasonably required to perform its obligations under this Agreement and during normal working hours, subject to the Easement Agreements and the applicable site safety and security rules, each Party shall provide the other Party and its personnel, agents or contractors with reasonable and timely access to such Party’s premises related to the SMR Facilities.

5.2	COOPERATION.
Subject to the terms of this Agreement, each Party agrees to use reasonable efforts in good faith to cooperate with the other Party in all matters relating to the provision and receipt of the Transition Services. If requested by Recipient, the Parties will consult with each other in good faith with respect to changing or modifying the Transition Services (provided there shall be no obligation to change or modify the Transition Services without the mutual written agreement of Recipient, on the one hand, and Providers, on the other hand). To facilitate such cooperation and consultation, the Parties agree to designate the individuals set forth in Exhibits B and C hereto as the primary representatives and liaisons between the Parties for the provision of and the transfer of responsibility for the Transition Service(s) (each, a “TSA Manager”, and together the “TSA Managers”). The TSA Managers shall meet regularly in person, telephonically or as they otherwise agree during the Term or any Service Term Extension, to discuss any issues arising under this Agreement and the need for any changes, modifications or additions to this Agreement

5.3	[RESERVED.]

5.4	PERMITS.

5.4.1
Provider shall obtain and maintain all permits, authorizations, approvals, registrations, licenses, certificates, variances and similar rights granted by or obtained from any governmental authority (the “Permits”) necessary for the performance of its obligations hereunder and any activities related hereto, including all such licenses, permits and other approvals necessary for the operation and maintenance of the SMR Facilities. Each Provider shall and shall cause its Affiliates to, exercise or exploit their respective rights and options related to the Transferred Assets under any such Permit only as required by Law or reasonably directed by Recipient; provided, that, except with respect to Change in Permit Costs, Recipient shall be responsible for any Liability incurred by Provider pursuant to such direction. All other Liabilities arising from the Permits during the Term shall be the responsibility of Provider.

5.4.2
Provider and Recipient shall cooperate to identify which of the Permits shall be transferred to, or, if non-transferrable, issued to, Recipient prior to the applicable Termination Date (the “Recipient Permits”) and which should remain with Provider (the “Provider-Retained Permits”). If Provider and Recipient cannot agree on which Permits shall be Recipient Permits and which shall be Provider-Retained Permits prior to the applicable Termination Date, then any such Permits shall be deemed Provider-Retained Permits unless and until the Parties agree in writing that they should be Recipient Permits.

5.4.3
With respect to any Recipient Permits only, Provider and Recipient shall cooperate to obtain the consent, authorization, approval, waiver, release, substitution, or amendment (collectively, the “Permit Approval”) to such Permits to allow for the transfer to Recipient or, if any such Permit is not transferable, to have it re-issued in Recipient’s name. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Provider shall assign, transfer, convey and deliver to Recipient the relevant Permit to which such consent, authorization, approval, waiver, release, substitution or amendment relates without the payment of further consideration and the obligations so assumed thereunder shall be deemed “Assumed Liabilities,” for purposes of the Purchase Agreement. If any Permit Approval is not obtained or, with respect to non-transferable Permits, if the permit is not re-issued to Recipient, prior to the applicable Termination Date, then such Permit shall be a Provider-Retained Permit for purposes of this Section 5.4 until the Permit Approval is obtained or the Permit issued to Recipient.

5.4.4	With respect to the Provider-Retained Permits:

(i)
Provider shall and shall cause its Affiliates to, exercise or exploit their respective rights and options related to the Transferred Assets under any such Permit only as reasonably directed by Recipient; provided, that, except with respect to Change in Permit Costs, Recipient shall be responsible for any Liability incurred by Provider or such Provider Affiliate pursuant to such direction. All other Liabilities arising from the Permits during the Term of this agreement shall be the responsibility of Provider.

(ii)
Provider shall take no action to amend, alter, modify or otherwise change any Provider-Retained Permit in a manner that relates, directly or indirectly, to the Transferred Assets without Recipient’s prior written consent. Without limiting the generality of the foregoing, Provider shall provide Recipient with copies in advance of any permit applications or material correspondence with the issuing governmental authority. Such copies shall be provided to Recipient prior to their submittal and with enough time to allow Recipient to reasonably review and provide comments thereon, and Provider shall incorporate Recipient’s comments with respect to all matters related to the Transferred Assets.

(iii)
Any future reduction in limitations set forth in any Provider-Retained Permit shall be shared proportionally across all sources at the relevant location site, and no such reductions shall be imposed disproportionately on the Transferred Assets.

5.4.4.2	PBF shall pay and be responsible for any and all Change in Permit Costs.

5.4.5
Provider’s obligations with respect to the Provider-Retained Permits shall survive the termination of this Agreement. The Parties further agree that the provisions set forth in this Section 5.4 shall also be included into and made part of each Supply Agreement unless otherwise agreed by the Parties in writing.

5.5	IMPROVEMENTS.
Recipient shall retain title to any improvements, additions and replacements made to the SMR Facilities by Providers in performing the Transition Services.

5.6	INFORMATION TECHNOLOGY.

5.6.1	If information technology system changes are required to enable the transition of the Transferred Assets, Providers and Recipient will support required changes in a timely manner.

5.6.2
AP and PBF agree that certain information technology system knowledge transfer and documentation will be required to enable the transition of the Transferred Assets and that Providers and Recipient will support required deliverables in a timely manner.

5.6.3
Each Party acknowledges that the transition of the Transferred Assets may be managed in phases. For each phase the relevant system data will be extracted and transferred to Recipient. Both Recipient and Providers will be engaged in the data extraction and transfer process and each shall provide these in a timely manner that is mutually acceptable to the Parties, acting reasonably. Any data extracted by Providers and transferred to Recipient shall be accompanied by the relevant metadata and metacontent. It may also be necessary for each Provider, acting in its reasonable discretion, to engage third-parties to assist in the data extraction and transfer process. The cost of any data extraction to the transfer format shall be borne by PBF or such Provider.

5.6.4
Upon the expiration of the Term or earlier termination of this Agreement, each Provider will provide fully functioning systems and all required infrastructure, with all actual and historical data to Recipient. The historical data shall contain at least all data for two years prior to the Effective Date. For any external data request related to periods prior to the Effective Date, each Provider will provide all necessary documentation and support requested by Recipient.

5.7	EMPLOYMENT MATTER.
Each Provider makes the representations and warranties and agrees to perform and comply with the covenants set forth on Schedule 5.7.

5.8	SUPPLY AGREEMENTS.
Each Party agrees to negotiate in good faith to enter into the Supply Agreements on the economic and other terms set forth in Schedule 5.09(b) of the Purchase Agreement which is incorporated by reference herein.

6.	CONFIDENTIALITY
Each Party agrees that it, its employees, agents and representatives shall keep confidential all Confidential Information obtained from the other Party or its representatives or generated by it for the other Party or its representatives in the provision of the Transition Services in connection with this Agreement in the same manner that such Party keeps its own such data and Information confidential, provided such manner of care shall not be less than the exercise of reasonable care, except for Confidential Information in the public domain or that the receiving Party can demonstrate is already in such Party’s possession at the time of disclosure thereof, or information subsequently received by the Party, in each case through sources other than the disclosing Party, which sources are not under an obligation of confidentiality to the disclosing Party, and except as disclosure thereof may be required by applicable Law as reasonably determined by legal counsel to such Party. Confidentiality obligations set forth in any agreement between the Parties or between or among the Parties and their employees, agents and representatives shall remain in full force and effect.

7.	RESERVED

8.	NOTICES

8.1	NOTICES.
All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), (ii) sent by email or facsimile (with written confirmation of receipt), provided that a copy is mailed by registered or certified mail, return receipt requested, or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other Parties):
If to PBF or any Provider:
PBF Holding Company LLC
Attn: Rex Butcher
One Sylvan Way, Second Floor
Parsippany, NJ 07054
If to Air Products:
Air Products and Chemicals, Inc.
Attn: Rick Beuttel
7201 Hamilton Boulevard
Allentown, PA 18195-1501
BEUTTEJR@airproducts.com

9.	GOVERNING LAW AND DISPUTE RESOLUTION

9.1	GOVERNING LAW.
This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by, and interpreted in accordance with, the law of the State of Delaware, without regard to its conflicts of laws provisions.

9.2	DISPUTE RESOLUTION.
Any dispute between the Parties arising out of or relating to this Agreement, in the event the Parties fail to agree to a resolution, shall be referred to the TSA Managers for resolution. The TSA Managers shall meet promptly and, in good faith, attempt to resolve the controversy, claim or issues referred them. If the TSA Managers do not resolve the dispute within thirty (30) days after the dispute is referred to them, the dispute shall be referred to the respective executive officers of each Party designated by such Party to resolve any such disputes arising under this Agreement (each such executive, a “TSA Executive” and together, the “TSA Executives”). If the TSA Executives are unable to resolve the dispute within a thirty (30) day period, then either Party may bring an Action with respect to the matter in a court of competent jurisdiction in accordance with Section 9.3 hereof.

9.3	JURISDICTION.
Subject to Section 9.2 hereof, each of the Parties agrees that any and all disputes hereunder shall be resolved only in a state court of competent jurisdiction located in the State of New York or the federal courts sitting in the Southern District of New York. In that context, and without limiting the generality of the foregoing, each of the Parties hereto by this Agreement irrevocably and unconditionally (i) submits for itself and its property in any Action relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of such courts and (ii) consents that any such Action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to plead or claim the same.

9.4	WAIVER OF JURY TRIAL.
THE PARTIES HERETO AGREE THAT THEY HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.

10.	MISCELLANEOUS

10.1	SUPPLY OF SERVICES.
Except with respect to the Supply Obligations (to which Article 2 of the Uniform Commercial Code shall apply), the Parties acknowledge and agree that this Agreement is an agreement for the supply of services and is not an agreement for the sale of goods and shall not be governed by Article 2 of the Uniform Commercial Code or the United Nations International Convention for the Sale of Goods or any analogous legal requirement purporting to apply to the sale of goods.

10.2	BINDING EFFECT; ASSIGNMENT; CHANGE OF CONTROL.
This Agreement shall be binding upon and inure to the benefit of each Party hereto, its legal successors and permitted assigns, including, without limitation, successors by merger or consolidation; provided, however, that, except as otherwise provided herein, no Party shall have the right to assign this Agreement without the prior written consent of the other Parties (such consent not to be unreasonably withheld in the event that the proposed assignee is at least as creditworthy as the assigning Party); provided, however, without obtaining consent from the Parties, any Party may assign, in whole or in part, any of its rights and/or obligations hereunder to any of its Affiliates; provided, that, in the case of any such assignment to an Affiliate by any Provider, the PBF Parent Guarantee remains in full force and effect after such assignment; provided, however, that no such assignment shall release the assigning Party from performance of any obligations under this Agreement. Any sale of all or substantially all of the assets of any Provider, through any one transaction or series of related transactions, shall be deemed to be an assignment of this Agreement by such Provider for purposes of this Section 10.2.

10.3	ENTIRE AGREEMENT.
This Agreement, the Purchase Agreement, and the Easement Agreements contain the entire agreement and understanding of the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. This Agreement may not be amended, modified or supplemented, and none of its provisions may be waived, except by an agreement in writing signed by each of PBF and AP.

10.4	SEVERABILITY.
If any term, condition or provision of this Agreement shall be declared, to any extent, invalid or unenforceable, the remainder of the Agreement, other than the term, condition or provision held invalid or unenforceable, shall not be affected thereby and shall be considered in full force and effect and shall be valid and be enforced to the fullest extent permitted by Law.

10.5	HEADINGS.
The headings set forth in this Agreement are used solely for convenience of reference and shall not control or affect the meaning or interpretation of any of the provisions. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

10.6	COUNTERPARTS.
This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement may be executed and delivered by facsimile, PDF or other electronic transmission.

10.7	FURTHUR ASSURANCES.
Each Party agrees to execute such agreements and other documents and to take such further actions as the other Party may reasonably request in order to carry out the provisions of this Agreement in accordance herewith.

10.8	FORCE MAJEURE.
Neither Party shall be considered in default in the performance of its obligations hereunder (other than payment obligations expressly set forth elsewhere in this Agreement) or be liable in damages for any failure or delay in performance which is caused by any of the following events to the extent beyond the reasonable control of the Party affected: strike, lockout, concerted act of workers or other industrial disturbance, fire, explosion, flood or other natural catastrophe, civil disturbance, riot or armed conflict whether declared or undeclared, major impairment or outage of key equipment that arises from causes beyond a Party’s reasonable control rather than outages that arise from such Party’s lack of proper operation, maintenance, design, or engineering consistent with industry standards, failure to obtain or maintain any permit, license, rights of way, leasehold interest or governmental approval; curtailment, shortage, rationing, allocation or failure of normal sources of supply of labor, materials, transportation, energy, or utilities, accident, Act of God, delay of subcontractor or vendor, sufferance of or voluntary compliance with act of government and government regulation (whether or not valid), embargo, or due to any other cause whether similar or dissimilar to any of the causes or categories of causes described above and which is beyond the reasonable control of the Party affected (“Force Majeure”). The affected Party shall use all reasonable efforts to remedy its inability to perform with all reasonable dispatch, except that neither Party hereto shall be required to bring to an end any strike or other concerted act of workers. The Party affected by an event described in this Section 10.8 shall, promptly upon learning of such event and ascertaining that it has affected or shall affect such Party’s performance hereunder, give written notice to the other Party, stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect. In addition, if the event of Force Majeure is expected to be of a long duration, the Party affected shall provide to the other Party periodic progress reports as appropriate.

10.9	INDEPENDENT CONTRACTOR; NO AGENCY
The Transition Services provided hereunder shall be rendered by Providers as independent contractors. Nothing in this Agreement shall be construed to create or constitute a partnership or joint venture between the Parties, or any other relationship between the Parties not expressly provided for herein. Nothing in this Agreement shall be deemed in any way or for any purpose to constitute any Party an agent of another unaffiliated party in the conduct of such other Party’s business. Each Party agrees not to represent to others or take any action from which others could reasonably infer that either Party is a partner, joint venturer, agent, or representative of, or otherwise associated with, the other party.

10.10	SURVIVAL.
Without prejudice to the survival provisions of any other agreements of the Parties, the Parties agree that the provisions of Section 2 (Term and Termination), Section 3 (Limitation on Liability; Indemnification), Section 6 (Confidentiality), Section 7 (Notices), Section 9 (Governing Law and Dispute Resolution), Section 10 (Miscellaneous), Section 11 (Definitions) and Section 5.7 (Employment Matters) with respect to Part VI (Non-Solicitation) of Schedule 5.7, and liability for all due and unpaid amounts shall survive any termination or expiration of this Agreement.

10.11	NO OWNERSHIP INTEREST.
PBF acknowledges and agrees that neither it nor any other Provider obtains any ownership interest in any SMR Facility as a result of entering into this Agreement. Providers and Recipient shall maintain the appropriate levels of insurance policies to cover their respective liabilities and property interests in connection with this Agreement, which shall provide a waiver of subrogation in favor of the other Party (together with its other Recipient Parties or Provider Parties, as applicable). In the event of any condemnation of any SMR Facility, Recipient shall have the sole right to receive any proceeds from such condemnation event.

10.12	TAX REPORTING.
No Provider shall be entitled to and shall not take any position for United States federal, state or local Income Tax purposes that is inconsistent with being a service provider with respect to property owned by AP, including claiming any depreciation, amortization or similar deductions as a purported owner of any SMR Facility for United States federal, state or local Income Tax purposes.

11.	DEFINITIONS

11.1	SPECIFIC DEFINITIONS.
Capitalized terms used and not defined herein shall have the meaning given to such terms in the Purchase Agreement. As used in this Agreement, the following terms have the following meanings:

“Action” shall mean any demand, charge, action, claim, suit, countersuit, arbitration, mediation, hearing, inquiry, audit, review, complaint, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative, investigative or otherwise) by or before any court or grand jury, any Governmental Authority or any arbitration or mediation tribunal.
“Change in Law Costs” means any costs or expenses incurred by AP to install additional equipment, make capital investments, perform tests or studies, take any other additional action or incur costs with respect to the SMR Facilities (or any portion thereof), or the manufacture of Products from the SMR Facilities (or any portion thereof), to comply with any applicable Law that comes into effect after the Effective Date, including any applicable Law that comes into effect after the Effective Date that is related to Taxes imposed on the manufacture, transportation or delivery of Products or the restriction, limitation or management of so-called “greenhouse gases”, which include carbon dioxide, methane, nitrous oxide, ozone, chlorofluorocarbons, hydrochlorofluorocarbons, hydrofluorocarbons, perfluorocarbons and sulfur hexafluoride; provided, that for the avoidance of any doubt, “Change in Law Costs” shall be without duplication of any costs or expenses which AP actually passes through to any Provider under the Supply Agreements.
“Change in Permit Costs” means any costs or expenses incurred by AP or PBF to install additional equipment, make capital investments, incur additional maintenance and/or operating costs, perform tests or studies, take any other additional action or incur costs with respect to the SMR Facilities (or any portion thereof), or the manufacture of Products from the SMR Facilities (or any portion thereof) as a result of any required changes to any Permit (including any new requirements, standards or limitations imposed in such Permit) as a result of the activities contemplated under this Agreement, the Purchase Agreement or the Supply Agreement. “Change in Permit Costs” includes any costs or expenses required in connection with securing any Permit Approval or the issuance of any Recipient Permit or to maintain, modify or amend any Provider-Retained Permit.
“Confidential Information” shall mean all non-public, confidential or proprietary Information to the extent concerning a Party, its Affiliates or with respect to this Agreement or the Purchase Agreement including, but not limited to, (a) any and all technical information relating to the design, operation, testing, test results, development, and manufacture of any Party’s product (including product specifications and documentation; engineering, design, and manufacturing drawings, diagrams, and illustrations; formulations and material specifications; laboratory studies and benchmark tests; quality assurance policies procedures and specifications; evaluation and/validation studies; assembly code, software, firmware, programming data, databases, and all information referred to in the same); product costs, margins and pricing; as well as product marketing studies and strategies; all other know-how, methodology, procedures, techniques and trade secrets related to research, engineering, development and manufacturing; (b) information, documents and materials relating to the Party’s financial condition, management and other business conditions, prospects, plans, procedures, infrastructure, security, information technology procedures and systems, and other business or operational affairs; (c) pending unpublished patent applications and trade secrets; and (d) any other data or documentation resident, existing or otherwise provided in a database or in a storage medium, permanent or temporary, intended for confidential, proprietary and/or privileged use by a Party; except for any Information that is (i) in the public domain or known to the public through no fault of the receiving Party or its Affiliates, (ii) lawfully acquired after the Effective Date by such Party or its Affiliates from other sources not known to be subject to confidentiality obligations with respect to such Information or (iii) independently developed by the receiving Party after the Effective Date without reference to any Confidential Information. As used herein, by example and without limitation, Confidential Information shall mean any information of a Party intended or marked as confidential, proprietary and/or privileged.

“Contract” shall mean any agreement, contract, subcontract, obligation, binding understanding, note, indenture, instrument, option, lease, promise, arrangement, release, warranty, license, sublicense, insurance policy, benefit plan, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).
“Information” shall mean information, content, and data in written, oral, electronic, computerized, digital or other tangible or intangible media, including (i) books and records, whether accounting, legal or otherwise, ledgers, studies, reports, surveys, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, marketing plans, customer names and information (including prospects), technical information relating to the design, operation, testing, test results, development, and manufacture of any Party’s product (including product specifications and documentation; engineering, design, and manufacturing drawings, diagrams, and illustrations; formulations and material specifications; laboratory studies and benchmark tests; quality assurance policies procedures and specifications; evaluation and validation studies; assembly code, software, firmware, programming data, databases, and all information referred to in the same); product costs, margins and pricing; as well as product marketing studies and strategies; all other know-how, methodology, procedures, techniques and trade secrets related to research, engineering, development and manufacturing; communications, correspondence, materials, product literature, artwork, files, documents, and (ii) financial and business information, including earnings reports and forecasts, macro-economic reports and forecasts, all cost information (including supplier records and lists), sales and pricing data, business plans, market evaluations, surveys and credit-related information.
“PBF Group” shall mean PBF and each Person that is a direct or indirect Subsidiary of PBF.
“PBF Parent Guarantee Agreement” means the Parent Company Guarantee among PBF Energy, Inc., PBF Energy Company LLC and AP, executed and delivered concurrent herewith.
“Subsidiary” shall mean with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other Person in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity or economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity.

IN WITNESS WHEREOF, PBF and AP have caused this Transition Services Agreement to be duly executed by their respective officers, each of whom is duly authorized, all as of the day and year first above written.

PBF HOLDING COMPANY LLC

By:	/s/ Matthew Lucey
	Name:	Matthew Lucey
	Title:	President

TORRANCE REFINING COMPANY LLC

By:	/s/ Matthew Lucey
	Name:	Matthew Lucey
	Title:	President

MARTINEZ REFINING COMPANY LLC

By:	/s/ Matthew Lucey
	Name:	Matthew Lucey
	Title:	President

DELAWARE CITY REFINING COMPANY LLC

By:	/s/ Matthew Lucey
	Name:	Matthew Lucey
	Title:	President

AIR PRODUCTS AND CHEMICALS, INC.

By:	/s/ Seifollah Ghasemi
	Name:	Seifollah Ghasemi
	Title:	Chairman, President, and
Chief Executive Officer

AIR PRODUCTS WEST COAST HYDROGEN LLC

By:	/s/ William J. Hammarstrom
	Name:	William J. Hammarstrom
	Title:	President

[Signature Page to Transition Services Agreement]